Exhibit 21.1

ASPEN TECHNOLOGY, INC.
List of Subsidiaries as of June 30, 2021

State or Country
	Name of Subsidiary	of Incorporation
1	Apex Optimisation Limited	United Kingdom
2	Apex Optimisation SRO	Czech Republic
3	Apex Optimisation Technologies B.V.	Netherlands
4	Apex Optimisation (UK) Ltd	United Kingdom
5	Argent & Waugh Limited	United Kingdom
6	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
7	Aspen Tech India Private Ltd.	India
8	Aspen Technology (Asia) Inc.	Delaware
9	Aspen Technology Australia Pty. Ltd.	Australia
10	Aspen Technology International, Inc.	Delaware
11	Aspen Technology LLC	Russia
12	Aspen Technology S.A.S.	Colombia
13	Aspen Technology S.L.	Spain
14	Aspen Technology Services Corporation	Delaware
15	AspenTech (Beijing) Ltd.	PRC
16	AspenTech (Shanghai) Ltd.	PRC
17	AspenTech (Thailand) Ltd.	Thailand
18	AspenTech Africa (Pty.) Ltd.	South Africa
19	AspenTech Argentina S.R.L.	Argentina
20	AspenTech Canada Corporation	Canada
21	AspenTech Canada Holdings, LLC	Delaware
22	AspenTech Europe BV	Netherlands
23	AspenTech Europe, SA/NV	Belgium
24	AspenTech Holding Corporation	Delaware
25	AspenTech Japan Co. Ltd.	Japan
26	AspenTech Ltd.	United Kingdom
27	AspenTech Pte. Ltd.	Singapore
28	AspenTech S.r.l.	Italy
29	AspenTech Software Brasil Ltda.	Brazil
30	AspenTech Software Corporation	Delaware
31	AspenTech Solutions Sdn. Bhd.	Malaysia
32	AspenTech Venezuela C.A.	Venezuela
33	Camo Analytics AS	Norway
34	CAMO Smart Software Inc.	New Jersey
35	Camo Software Japan Co Ltd	Japan
36	Hyprotech UK Limited	United Kingdom
37	Mnubo Solutions Inc. d/b/a Mnubo, Inc.	Canada
38	Mtelligence Corporation	Delaware
39	Optiplant Inc.	Delaware
40	Sabisu Ltd.	United Kingdom
41	The Fidelis Group, LLC	Texas